Exhitbit 23.1

KPMG LLP
Chartered Accountants	Telephone (416) 228-7000
Yonge Corporate Centre	Telefax (416) 228-7123
4100 Yonge Street, Suite 200	www.kpmg.ca
North York, ON M2P 2H3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of North American Palladium Ltd.

We consent to the inclusion in this annual report on Form 40-F of:

•                  our auditors’ report dated March 28, 2008 on the consolidated balance sheets of North American Palladium Ltd. (“the Company”) as at December 31, 2007 and 2006, the consolidated statements of operations, comprehensive loss and deficit and cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2007

•                  our auditors’ report on Reconciliation to Accounting Principles Generally Accepted in the United States dated March 28, 2008

•                  our Report of Independent Registered Public Accounting Firm dated March 28, 2008 on the Company’s internal control over financial reporting as of December 31, 2007 each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2007.  We also consent to the incorporation by reference of each of the above reports into the Company’s Registration Statements on Form F-10, File Nos. 333-147126, 333-146513 and 333-133668.

Chartered Accountants, Licensed Public Accountants

 Toronto, Canada

March 28, 2008